UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION      OMB
                                                              ___
                            WASHINGTON, D.C. 20549            APPROVAL
                                                              ________
                                                              OMB Number:
                                                              3235-0145
                                 SCHEDULE 13G		      Expires:
							      October 31, 1994
                  UNDER THE SECURITIES EXCHANGE ACT OF 1934   Estimated average
							      burden hours per
                              (AMENDMENT NO. 2)*	      response...14.90

                           Biocircuits Corporation
----------------------------------------------------------------------
                               (Name of Issuer)

                                 Common Stock
----------------------------------------------------------------------
                         (Title of Class Securities)

                                  09058W101
             -------------------------------------------------
                                (CUSIP Number)

Check the following box if a fee is being paid with this statement / /. (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7.)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).



   CUSIP NO.  09058W101

                          13G   PAGE  2  OF 14 PAGES
                                    ----   ----



1        NAME OF REPORTING PERSON
         S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                   ML Venture Partners II, L.P.

2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                                    (a)
                                                                                  / /
                   Not Applicable                                                             (b)
                                                                                  / /
3        SEC USE ONLY





4        CITIZENSHIP OR PLACE OF ORGANIZATION
                   Delaware




    NUMBER OF          5        SOLE VOTING POWER
      SHARES                              0
   BENEFICIALLY        6        SHARED VOTING POWER
     OWNED BY                             1,068,401
      EACH             7        SOLE DISPOSITIVE POWER
    REPORTING                             0
     PERSON            8        SHARED DISPOSITIVE POWER
      WITH                                1,068,401



9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                   1,068,401
10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*                            / /
                   Not Applicable
11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
                  5.9%
12       TYPE OF REPORTING PERSON*
                   PN



                     *SEE INSTRUCTION BEFORE FILLING OUT!

   CUSIP NO.  09058W101

                          13G   PAGE  3  OF 14 PAGES
                                    ----   ----




1        NAME OF REPORTING PERSON
         S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                   Merrill Lynch & Co., Inc.
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                             (a) / /
                   Not Applicable                                                      (b) / /

3        SEC USE ONLY

4        CITIZENSHIP OR PLACE OF ORGANIZATION
                   Delaware



    NUMBER OF          5        SOLE VOTING POWER
      SHARES                              0
   BENEFICIALLY        6        SHARED VOTING POWER
     OWNED BY                             1,068,401
      EACH             7        SOLE DISPOSITIVE POWER
    REPORTING                             0
     PERSON            8        SHARED DISPOSITIVE POWER
      WITH                                1,068,401



9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                   1,068,401
10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*               / /
                   Not Applicable
11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
                   5.9%

12       TYPE OF REPORTING PERSON*
                   HC, CO

                     *SEE INSTRUCTION BEFORE FILLING OUT!

   CUSIP NO.  09058W101

                          13G   PAGE  4  OF 14 PAGES
                                    ----   ----




1        NAME OF REPORTING PERSON
         S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                   Merrill Lynch Group, Inc.
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                (a) / /
                   Not Applicable                                         (b) / /

3        SEC USE ONLY

4        CITIZENSHIP OR PLACE OF ORGANIZATION
                   Delaware




    NUMBER OF          5        SOLE VOTING POWER
      SHARES                              0
   BENEFICIALLY        6        SHARED VOTING POWER
     OWNED BY                             1,068,401
      EACH             7        SOLE DISPOSITIVE POWER
    REPORTING                             0
     PERSON            8        SHARED DISPOSITIVE POWER
      WITH                                1,068,401



9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                   1,068,401
10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*        / /
                   Not Applicable
11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
                   5.9%

12       TYPE OF REPORTING PERSON*
                   HC, CO



                     *SEE INSTRUCTION BEFORE FILLING OUT!

   CUSIP NO.  09058W101

                          13G   PAGE  5  OF 14 PAGES
                                   ----   ----



1        NAME OF REPORTING PERSON
         S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                   ML Leasing Equipment Corp.
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*            (a) / /
                   Not Applicable                                     (b) / /

3        SEC USE ONLY

4        CITIZENSHIP OR PLACE OF ORGANIZATION
                   Delaware




    NUMBER OF          5        SOLE VOTING POWER
      SHARES                              0
   BENEFICIALLY        6        SHARED VOTING POWER
     OWNED BY                             1,068,401
      EACH             7        SOLE DISPOSITIVE POWER
    REPORTING                             0
     PERSON            8        SHARED DISPOSITIVE POWER
      WITH                                1,068,401



9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                   1,068,401
10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*         / /
                   Not Applicable
11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
                   5.9%

12       TYPE OF REPORTING PERSON*
                   HC, CO

                     *SEE INSTRUCTION BEFORE FILLING OUT!

   CUSIP NO.  09058W101

                          13G   PAGE  6  OF 14 PAGES
                                   ----   ----


1        NAME OF REPORTING PERSON
         S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                   MLVPII Co., L.P.
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                         (a) / /
                   Not Applicable                                                  (b) / /

3        SEC USE ONLY

4        CITIZENSHIP OR PLACE OF ORGANIZATION
                   New York




    NUMBER OF          5        SOLE VOTING POWER
      SHARES                              0
   BENEFICIALLY        6        SHARED VOTING POWER
     OWNED BY                             1,068,401
      EACH             7        SOLE DISPOSITIVE POWER
    REPORTING                             0
     PERSON            8        SHARED DISPOSITIVE POWER
      WITH                                1,068,401



9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                   1,068,401
10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*          / /
                   Not Applicable
11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
                   5.9%
12       TYPE OF REPORTING PERSON*
                   IA, PN

                     *SEE INSTRUCTION BEFORE FILLING OUT!
<
   CUSIP NO.  09058W101

                          13G   PAGE  7  OF 14 PAGES
                                   ----   ----


1        NAME OF REPORTING PERSON
         S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                   Merrill Lynch Venture Capital Inc.
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                           (a) / /
                   Not Applicable                                                    (b) / /

3        SEC USE ONLY

4        CITIZENSHIP OR PLACE OF ORGANIZATION
                   Delaware




    NUMBER OF          5        SOLE VOTING POWER
      SHARES                              0
   BENEFICIALLY        6        SHARED VOTING POWER
     OWNED BY                             1,068,401
      EACH             7        SOLE DISPOSITIVE POWER
    REPORTING                             0
     PERSON            8        SHARED DISPOSITIVE POWER
      WITH                                1,068,401



9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                   1,068,401
10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*         / /
                   Not Applicable
11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
                   5.9%

12       TYPE OF REPORTING PERSON*
                   HC, IA, CO

                     *SEE INSTRUCTION BEFORE FILLING OUT!



ITEM I.

  (a)     Name of Issuer
          --------------
          Biocircuits Corporation

  (b)     Address of Issuer's Principal Executive Offices
          -----------------------------------------------
          1450 Rollins Road, Burlingame, California 94010


ITEM II.

  (a)     Name of Persons Filing
          ----------------------
          ML Venture Partners II, L.P.
          Merrill Lynch & Co., Inc.
          Merrill Lynch Group, Inc.
          ML Leasing Equipment Corp.
          MLVPII Co., L.P.
          Merrill Lynch Venture Capital Inc.

  (b)     Address of Principal Business Office or, if none, Residence
          -----------------------------------------------------------
          ML Venture Partners II, L.P., Merrill Lynch & Co., Inc., Merrill Lynch Group, Inc., ML Leasing Equipment Corp., MLVPII Co., L.P., and Merrill Lynch Venture Capital Inc.:
          World Financial Center - North Tower
          250 Vesey Street
          New York, New York 10281

  (c)     Citizenship
          -----------
          See Item 4 of Cover Pages

  (d)     Title of Class of Securities
          ----------------------------
          Common Stock

  (e)     CUSIP Number
          ------------
          09058W101


ITEM III.
          Not Applicable with respect to ML Venture Partners II, L.P. (the "Partnership"). Merrill Lynch & Co. ("ML & Co."), Merrill Lynch Group, Inc. ("ML Group"), ML Leasing Equipment Corp. ("ML Leasing") and Merrill Lynch Venture Capital Inc. ("MLVC") are parent holding companies in accordance with Section240.13d-1(b)(1)(ii)(G). MVPII Co., L.P. ("MLVPII Co.") and MLVC are investment advisers registered under Section203 of the Investment Advisers Act of 1940.


ITEM IV. OWNERSHIP

  (a)     Amount Beneficially Owned
          See Item 9 of Cover Pages. Pursuant to Section240.13d-4, the Partnership, ML & Co., ML Group, ML Leasing, MLVPII Co. and MLVC (the "Reporting Persons") disclaim beneficial ownership of the securities of Biocircuits Corporation (the "Company") referred to herein, and the filing of this Schedule 13G shall not be construed as an admission that the Reporting Persons are, for the purposes of Section 13(d) or 13(g) of the Securities Exchange Act of 1934, the beneficial owner of any securities of the Company covered by this statement.

  (b)     Percent of Class
          See Item 11 of Cover Pages.

  (c)     Number of shares as to which such person has:
            (i) sole power to vote or to direct the vote
               See Item 5 of Cover Pages.
           (ii) shared power to vote or to direct the vote
               See Item 6 of Cover Pages.
          (iii) sole power to dispose or to direct the disposition of See Item 7 of Cover Pages.
           (iv) shared power to dispose or to direct the disposition of See Item 8 of Cover Pages.


ITEM V. OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS
          Not Applicable.


ITEM VI. OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON Not Applicable.


ITEM VII. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY
          See Exhibit A pursuant to Item 7 attached hereto.


ITEM VIII. IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP Not Applicable.


ITEM IX. NOTICE OF DISSOLUTION OF GROUP
          Not Applicable.


ITEM X. CERTIFICATION
          Not Applicable.



                                  SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:     February 13, 1998


                                        ML VENTURE PARTNERS II, L.P.

                                        By:  MLVPII Co., L.P.
                                             (its Managing General Partner)

                                        By:  Merrill  Lynch  Venture  Capital
					       Inc.
                                             (its general partner)


                                        By:     /s/ James Rossi
                                           -------------------------------
                                                  Signature


                                             James Rossi/Secretary
                                        ----------------------------------
                                                  Name/Title


                                        MERRILL LYNCH & CO., INC.



                                        By:        /s/ Marcia L. Tu
                                           -------------------------------
                                                  Signature


                                             Marcia L. Tu/Attorney-in-Fact
                                        ----------------------------------
                                                  Name/Title


                                        MERRILL LYNCH GROUP, INC.



                                        By:        /s/ Marcia L. Tu
                                           -------------------------------
                                                  Signature




                                        Marcia L. Tu/Attorney-in-Fact/*/
                                        --------------------------------
                                                  Name/Title


                                        ML LEASING EQUIPMENT CORP.


                                        By:        /s/ James Rossi
                                           -------------------------------
                                                  Signature


                                                James Rossi/Secretary
                                        ----------------------------------
                                                  Name/Title


                                        MLVPII CO., L.P.

                                        By:  Merrill  Lynch  Venture  Capital
					       Inc.
                                             (its general partner)


                                        By:        /s/ James Rossi
                                           -------------------------------
                                                  Signature


                                             James Rossi/Secretary
                                        ----------------------------------
                                                  Name/Title


                                        MERRILL LYNCH VENTURE CAPITAL INC.


                                        By:        /s/ James Rossi
                                           -------------------------------
                                                  Signature


                                              James Rossi/Secretary
                                        ----------------------------------
                                                  Name/Title


                       Exhibit A Pursuant to Item 7
                       ----------------------------

          Merrill Lynch & Co., Inc. ("ML & Co."), Merrill Lynch Group, Inc. ("ML Group"), ML Leasing Equipment Corp. ("ML Leasing'), and Merrill Lynch Venture Capital Inc. ("MLVC") are filing this
          Schedule as parent holding companies pursuant to Rule 13d-1(b)(1)(ii)(G) under the Securities Exchange Act of 1934. The relevant subsidiaries of ML&CO. are ML Group, ML Leasing and MLVC. The relevant subsidiaries of ML Group are ML Leasing and MLVC. The relevant subsidiary of ML Leasing is MLVC.

          ML Group, a wholly-owned direct subsidiary of ML & Co., may be deemed to be the beneficial owner of 5.9% of the common stock of Biocircuits Corporation (the "Company") by virtue of its control of its wholly-owned subsidiary ML Leasing.

          ML Leasing, a wholly-owned direct subsidiary of ML Group, may be deemed to be the beneficial owner of 5.9% of the common stock of the Company by virtue of its control of its wholly-owned subsidiary MLVC.

          MLVC, a wholly-owned direct subsidiary of ML Leasing, may be deemed to be the beneficial owner of 5.9% of the common stock of the Company by virtue of its being the general partner of MLVPII Co., L.P. ("MLVPII Co."), which is the Managing General Partner of ML Venture Partners II, L.P. (the "Partnership"). The Partnership, which is registered under the Investment Company Act of 1940 as a business development company, holds in its portfolio 5.9% of the common stock of the Company. MLVC also acts as an investment adviser with respect to the Partnership. MLVPII Co. and MLVC are investment advisers registered under Section 203 of the Investment Advisers Act of 1940.

          The Item 3 classification of MLVPII Co. is (e).


                              POWER OF ATTORNEY
       TO PREPARE AND EXECUTE DOCUMENTS PURSUANT TO SECTIONS 13 AND 16
             OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED,
                  AND RULES THEREUNDER, BY AND ON BEHALF OF

                          MERRILL LYNCH & CO., INC.

               KNOW ALL BY THESE PRESENTS, that the undersigned hereby constitutes and appoints MARCIA L. TU its true and lawful attorney-in-fact to:

               (1) to prepare and execute, for and on behalf of the undersigned, any and all forms, schedules, reports and other documents relating to Merrill Lynch & Co., Inc.'s direct or indirect ownership of securities that are required to be filed with the United States Securities and Exchange Commission pursuant to Section 13 and 16 of the Securities Exchange Act of 1934, as amended, and the rules thereunder (collectively, the "Exchange Act");

               (2) do and perform any and all  acts for and on behalf of
          the undersigned which may be necessary or desirable to comply with the requirements of Sections 13 and 16 of the Exchange Act including, but not limited to, executing documents required by said sections of the Exchange Act and effecting the timely filing thereof with the United States Securities and Exchange Commission and any other authority; and

               (3) take any other action of any type whatsoever in connection with the foregoing which, in the opinion of such attorney-in-fact, may be of benefit to, in the best interest of, or legally required by, the undersigned, it being understood that the documents executed by such attorney-in-fact on behalf of the undersigned pursuant to this Power of Attorney shall be in such form and shall contain such terms and conditions as such attorney-in-fact may approve in his discretion.

               The undersigned hereby grants to such attorney-in-fact full power and authority to do and perform all and every act and thing whatsoever requisite, necessary and proper to be done in the exercise of any of the rights and powers herein granted, as fully to all intents and purposes as such attorney-in-fact might or could do if personally present, hereby ratifying and confirming all that such attorney-in-fact shall lawfully do or cause to be done by virtue of this power of attorney and the rights and powers herein granted. The undersigned acknowledges that the foregoing attorney-in-fact, in serving in such capacity at the request of the undersigned, is not assuming any of the undersigned's responsibilities to comply with Sections 13 of 16 of the Exchange Act.


               IN WITNESS WHEREOF, the undersigned has caused this Power of Attorney to be executed as of this 30th day of November 1994.


                                        Merrill Lynch & Co., Inc.



                                        By:  /s/ Barry S. Friedberg
                                           ---------------------------
                                           Barry S. Friedberg
                                           Executive Vice President



                              POWER OF ATTORNEY
       TO PREPARE AND EXECUTE DOCUMENTS PURSUANT TO SECTIONS 13 AND 16
             OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED,
                  AND RULES THEREUNDER, BY AND ON BEHALF OF

                          MERRILL LYNCH GROUP, INC.

               KNOW ALL BY THESE PRESENTS, that the undersigned hereby constitutes and appoints MARCIA L. TU its true and lawful attorney-in-fact to:

               (1) to prepare and execute, for and on behalf of the undersigned, any and all forms, schedules, reports and other documents relating to Merrill Lynch Group, Inc.'s direct or indirect ownership of securities that are required to be filed with the United States Securities and Exchange Commission pursuant to Section 13 and 16 of the Securities Exchange Act of 1934, as amended, and the rules thereunder (collectively, the "Exchange Act");

               (2) do and  perform any and all acts for and on behalf of
          the undersigned which may be necessary or desirable to comply with the requirements of Sections 13 and 16 of the Exchange Act including, but not limited to, executing documents required by said sections of the Exchange Act and effecting the timely filing thereof with the United States Securities and Exchange Commission and any other authority; and

               (3) take any other action of any type whatsoever in connection with the foregoing which, in the opinion of such attorney-in-fact, may be of benefit to, in the best interest of, or legally required by, the undersigned, it being understood that the documents executed by such attorney-in-fact on behalf of the undersigned pursuant to this Power of Attorney shall be in such form and shall contain such terms and conditions as such attorney-in-fact may approve in his discretion.

               The undersigned hereby grants to such attorney-in-fact full power and authority to do and perform all and every act and thing whatsoever requisite, necessary and proper to be done in the exercise of any of the rights and powers herein granted, as fully to all intents and purposes as such attorney-in-fact might or could do if personally present, hereby ratifying and confirming all that such attorney-in-fact shall lawfully do or cause to be done by virtue of this power of attorney and the rights and powers herein granted. The undersigned acknowledges that the foregoing attorney-in-fact, in serving in such capacity at the request of the undersigned, is not assuming any of the undersigned's responsibilities to comply with Sections 13 of 16 of the Exchange Act.

               IN WITNESS WHEREOF, the undersigned has caused this Power of Attorney to be executed as of this 8th day of December 1994.


                                        Merrill Lynch Group, Inc.



                                        By:  /s/ Rosemary T. Berkery
                                           ---------------------------